Exhibit 8.1

LIST OF OUR SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
Indosat International Finance Company B.V	The Netherlands

Indosat Finance Company B.V	The Netherlands

Indosat Palapa Company B.V	The Netherlands

Indosat Mentari Company B.V	The Netherlands

Indosat Singapore Pte Ltd	Singapore

PT Aplikanusa Lintasarta	Indonesia

PT Artajasa Pembayaran Elektronis	Indonesia

PT Lintas Media Danawa	Indonesia

PT Indosat Mega Media	Indonesia

PT Starone Mitra Telekomunikasi	Indonesia

PT Interactive Vision Media	Indonesia